UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 23, 2004, Caterpillar entered into a 5 year Credit Agreement ("Five Year Facility") among Caterpillar Inc., Caterpillar Financial Services Corporation, Caterpillar International Finance p.l.c., and Caterpillar Finance Corporation ("Borrowers"), certain financial institutions named therein ("Banks"), Citibank, N.A., ("Agent"), Citibank International plc ("Local Currency Agent"), The Bank of Tokyo-Mitsubishi, Ltd. ("Japan Local Currency Agent"), ABN AMRO Bank N.V., Bank of America, National Association J.P. Morgan Securities Inc., Societe Generale and WESTLB AG, New York Branch ("Arrangers") and Citigroup Global Markets Inc. ("Lead Arranger and Sole Book Manager").

The Five Year Facility has a committed capacity of $2.5 billion that is comprised of commitments from 22 financial institutions. Caterpillar Inc. and the named subsidiaries borrow money by issuing commercial paper. Buyers of commercial paper want assurance that the company has alternative sources of funds so the commercial paper can be repaid at maturity. This Facility serves as a back stop to the commercial paper program and provides this assurance. Caterpillar has never drawn against the Facility.

Two Addendums were added because Caterpillar Financial Services Corporation ("CFSC") is operating in various foreign countries. To match fund their receivables, CFSC has several foreign currency commercial paper programs in several currencies. To back stop each of these commercial paper programs, CFSC has a sub-facility in the same currency. The Caterpillar International Finance p.l.c. ("CIF") Local Currency Addendum enables CIF to borrow in certain non-U.S. dollar currencies. The Caterpillar Finance Corporation ("CFC") Japan Local Currency Addendum enables CFC to borrow yen for amounts up to the equivalent of US$100 million.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits:
	99.1	Credit Agreement
	99.2	Local Currency Addendum
	99.3	Japan Local Currency Addendum

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

September 29, 2004	By:	/s/ James B. Buda
James B. Buda
Vice President